Exhibit 10.2

EXECUTIVE CHAIR AGREEMENT

This Executive Chair Agreement (this “Agreement”) is entered into by and between Peter K. Maag, Ph.D. (“Executive”) and CareDx, Inc., a Delaware corporation (the “Company”), effective as of November 1, 2020.

WHEREAS, Executive and the Company are parties to that certain Chief Executive Employment Agreement, by and between Executive and the Company, dated September 19, 2012 (the “Prior Employment Agreement”); and

WHEREAS, Executive and the Company desire to amend and restate the Prior Employment Agreement in its entirety as set forth in this Agreement.

For good and valuable consideration, the receipt of which is hereby acknowledged, the Company and Executive do hereby agree, covenant and promise as follows:

1.	Employment and Duties

Effective as of the date hereof, the Company is employing Executive with the title of “Executive Chair”. Executive will be responsible for working closely with the Company’s Board of Directors (the “Board of Directors”) and the executive team of the Company to further the goals and objectives of the Company, consistent with the usual and customary duties of an Executive Chair. Executive will report directly to the Board of Directors and will be assigned tasks, responsibilities and duties as the Board of Directors sees fit. Subject to appointment by the Board of Directors or stockholders of the Company, Executive shall serve as a member of the Board of Directors during Executive’s employment term.

2.	Base Salary

Executive’s annual base salary will be $270,000 per year, subject to customary withholdings. Executive’s salary may be reviewed by the Board of Directors at any time.

3.	Incentive Compensation and Benefits

The Company agrees to provide Executive with the following incentive compensation and benefits, provided that Executive is employed under this Agreement and other eligibility requirements are met:

(a) Annual Bonus. Executive will be eligible for an annual bonus of up to 100% of Executive’s annual base salary. Payment of this bonus will be based on the achievement of the goals determined by the Board of Directors. Bonuses, if paid, are paid upon approval by the Board of Directors (or its Compensation Committee). Executive must be employed by the Company at the time of the approval by the Board of Directors to be eligible for a bonus.

(b) Benefits. Executive will receive certain benefits routinely provided to the Company’s employees, which benefits may be changed from time to time. Presently, these include medical, dental and vision and short and long term disability insurance benefits. Executive will be entitled to three weeks of paid vacation per year of employment.

(c) Severance and Change of Control Bonus. Executive will be eligible for certain severance and change of control benefits as set forth in that certain Change of Control and Severance Agreement, dated June 26, 2014, by and between Executive and the Company (the “Change of Control Agreement”). Notwithstanding anything to the contrary contained in the Change of Control Agreement, if the Company terminates Executive’s employment with the Company without Cause (as defined below) prior to June 30, 2024, such portion of each of Executive’s Equity Awards (as defined below) as would have vested on or through June 30, 2024 shall automatically be deemed vested as of such termination of employment; provided, that for purposes of the foregoing, any Equity Awards subject to the achievement of performance criteria shall not be accelerated vesting unless otherwise determined by the Board of Directors (or its Compensation Committee) in its sole and absolute discretion with respect to any unvested portion thereof that would have otherwise vested through and including June 30, 2024.

For purposes of this Agreement, “Equity Awards” shall be defined as outstanding stock options, stock appreciation rights, restricted stock units, performance shares, performance stock units and any other Company equity compensation awards.

For purposes of this Agreement, “Cause” shall be defined as (i) Executive’s material failure to perform Executive’s stated duties, and Executive’s continued failure to the reasonable satisfaction of the Company within ten (10) days following written notice of such failure to Executive from the Board of Directors, (ii) Executive’s material violation of a Company policy (including any insider trading policy) or any written agreement or covenant with the Company, (iii) Executive’s conviction of, or entry of a plea of guilty or nolo contendere to, a felony (other than motor vehicle offenses the effect of which do not materially impair Executive’s performance of his employment duties), (iv) a willful act by Executive that constitutes gross misconduct and which is injurious to the Company, (v) Executive’s commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to the Company, (vi) the unauthorized use or disclosure by Executive of any proprietary information or trade secrets of the Company or any other party to whom Executive owes an obligation of nondisclosure as a result of Executive’s relationship with the Company, or (vii) Executive’s willful failure to cooperate with an investigation by a governmental authority. The determination as to whether Executive is being terminated for Cause will be made in good faith by the Board of Directors and will be final and binding on Executive. The foregoing definition does not in any way limit the Company’s ability to terminate Executive’s employment relationship at any time as provided in Section 5, and the term “Company” will be interpreted to include any subsidiary, parent, affiliate or successor thereto, if applicable.

(d) 401(k) Plan. Executive may also elect to participate in the Company’s 401(k) plan.

4.	Performance

During Executive’s employment, Executive shall devote substantially all of Executive’s time and attention to the interests of the Company in a manner consistent with the highest professional standards and the Company’s policies; provided, however, that the Company and Executive agree that Executive has disclosed that he currently serves on boards and directors and advisory boards of other companies. Subject to Section 7, Executive may continue such service during the term of his employment with the Company. Prior to commencing service on any additional advisory boards or boards of directors during the term of his employment, Executive will inform the Board of Directors.

5.	Termination of Agreement

This Agreement has no fixed term. It can be terminated at the will of either the Company or Executive. In other words, this Agreement is an at-will employment agreement. “At-will” means that either the Company or Executive may terminate this Agreement and the employment relationship for any reason or for no reason, with or without notice.

No implied contract concerning any employment-related decision or term or condition of employment can be established by this Agreement or by any oral statement, conduct, policy or practice. There has been no promise, implied or otherwise, by the Company of continued employment or employment for any length of time or term or of any salary increase. The Company has made no promise other than that which appears in this Agreement.

6.	Confidentiality

In the course of Executive’s employment with the Company, Executive will have access to, and become acquainted with, information concerning, among other things, the Company, its research, its financers, its finances, its business plans, etc., that is confidential and proprietary to the Company and that constitutes trade secrets. This information (collectively, “confidential information”) may include business and marketing plans; techniques and strategies; financial statements of the Company; databases, customer lists and prospect lists; projections, budgets, salaries and other costs of the Company; investment strategies and know-how, formulae and theories; and, training materials and promotional materials and information. Executive’s relationship with the Company will create a relationship of confidence and trust as to such confidential information.

As a condition of this Agreement, Executive agrees that Executive will not use, publish, disseminate, misappropriate or otherwise disclose any of the Company’s confidential information, either during Executive’s employment or thereafter. Executive agrees to take all reasonable precautions to protect the confidential nature of the Company’s confidential information and all other documents or materials entrusted to Executive, or that Executive generates, during Executive’s employment. Executive further agrees that all files, records, documents, statistical data, lists and similar items relating to the Company’s business are the property of the Company and will be returned to the Company upon the termination of Executive’s employment.

As a condition of Executive’s employment, Executive makes the following representations to the Company: Executive has not breached and will not breach any contractual or fiduciary duty to any previous employer or any client or customer of any such employer; Executive has not misappropriated and will not misappropriate any trade secret or proprietary or confidential information or other property of any such employer or any client or customer of any such employer; Executive will not, in the course of Executive’s employment with the Company, engage in any activity that involves the use, disclosure, misappropriation, or conversion of any trade secret or proprietary or confidential information or other property of any such employer or any client or customer of any such employer; and, Executive will not otherwise engage in any practice that may constitute unfair competition or an unfair trade practice within the meaning of applicable law. In addition, Executive represents that Executive’s employment by the Company and Executive’s compliance with the terms of this Agreement will not breach any agreement to keep in confidence any proprietary information Executive has received from any former employer.

Pursuant to the Defend Trade Secrets Act of 2016, Executive acknowledges that Executive will not have criminal or civil liability to the Company under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and may use the trade secret information in the court proceeding, if Executive (X) files any document containing the trade secret under seal and (Y) does not disclose the trade secret, except pursuant to court order.

Executive acknowledges and agrees that Executive shall continue to be bound by the terms of that certain At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement entered into between Executive and the Company as of October 3, 2012 (the “Confidentiality Agreement”). In the event of any inconsistency between this Agreement and the Confidentiality Agreement, this Agreement shall control.

7.	Solicitation and Competition

During Executive’s employment, Executive shall not directly or indirectly own an interest in, join, operate, control or participate in or be connected as an officer, employee, agent, independent contractor, consultant, partner, shareholder or principal with, any other entity or person engaged in developing, providing, soliciting orders for, selling, distributing or marketing services that directly or indirectly compete with the Company’s services or business. For one (1) year following termination of Executive’s employment (voluntary or involuntary, whether or not for cause), Executive shall not, directly or indirectly, and whether or not for compensation, (a) divert or attempt to divert from the Company any entities or persons who are customers or financial supporters of the Company by means of confidential information, any unfair trade practice or by way of any unlawful means, or (b) solicit any employee of the Company to leave the Company’s employ (but only to the extent this clause (b) is permissible under applicable law).

8.	Modification and Severability

No addition to, modification of, amendment to or deletion from this Agreement shall be valid unless it is in writing and executed by the Company and Executive. A legal determination that any paragraph, sub-paragraph, sentence, clause or provision of this Agreement is void, invalid or unenforceable shall have no effect on any other paragraph, sentence, clause or provision of this Agreement.

9.	Entire Agreement; Amendment and Restatement of Chief Executive Employment Agreement

Executive and the Company agree that this Agreement, the Confidentiality Agreement, the Change of Control Agreement and the award agreements governing Executive’s Equity Awards contain the entire understanding and Agreement between them regarding Executive’s employment by the Company. There are no oral agreements or understandings or any other written agreements which directly or indirectly affect the employment relationship between the Company and Executive.

Executive acknowledges and agrees that the Company made no promise, inducement, implied promise, pledge or assurance not set forth within this Agreement. Executive further acknowledges and agrees that Executive was not induced or encouraged to leave previous employment by the Company or any agent of the Company.

Executive and the Company further acknowledge and agree that this Agreement amends and restates the Prior Employment Agreement in its entirety.

10.	Arbitration of Disputes

In consideration of Executive’s employment with the Company, its promise to arbitrate all employment-related disputes and Executive’s receipt of the compensation, pay raises and other benefits paid to Executive by the Company, at present and in the future, Executive agrees that any and all controversies, claims or disputes with anyone (including the Company and any employee, officer, director, stockholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to or resulting from Executive’s employment with the Company or termination thereof, including any breach of this Agreement, will be subject to binding arbitration under the Arbitration Rules set forth in California Code of Civil Procedure Section 1280 through 1294.2, including Section 1281.8 (the “Act”), and pursuant to California law. The Federal Arbitration Act will also apply with full force and effect, notwithstanding the application of procedural rules set forth under the Act.

Disputes that Executive agrees to arbitrate, and thereby agrees to waive any right to a trial by jury, include any statutory claims under local, state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Sarbanes Oxley Act, the Worker Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act, the Family and Medical Leave Act, the California Family Rights Act, the California Labor Code, claims of harassment, discrimination, wrongful termination and any statutory or common law claims. Executive further understands that this Agreement to arbitrate also applies to any disputes that the Company may have with Executive.

Executive agrees that any arbitration will be administered by the Judicial Arbitration & Mediation Services, Inc. (“JAMS”), pursuant to its Employment Arbitration Rules & Procedures (the “JAMS Rules”). The arbitrator will have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication, motions to dismiss and demurrers and motions for class certification, prior to any arbitration hearing. The arbitrator will have the power to award any remedies available under applicable law, and the arbitrator will award attorneys’ fees and costs to the prevailing party, except as prohibited by law. The Company will pay for any administrative or hearing fees charged by the administrator or JAMS, and all arbitrator’s fees, except that Executive will pay any filing fees associated with any arbitration that Executive initiates, but only so much of the filing fee as Executive would have instead paid had Executive filed a complaint in a court of law. Executive agrees that the arbitrator will administer and conduct any arbitration in accordance with California law, including the California Code of Civil Procedure and the California Evidence Code, and that the arbitrator will apply substantive and procedural California law to any dispute or claim, without reference to the rules of conflict of law. To the extent that the JAMS Rules conflict with California law, California law will take precedence. The decision of the arbitrator will be in writing. Any arbitration under this Agreement will be conducted in San Francisco County, California.

Except as provided by the Act, arbitration will be the sole, exclusive and final remedy for any dispute between Executive and the Company. Accordingly, except as provided by the Act and this Agreement, neither Executive nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator will not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted.

Executive is not prohibited from pursuing an administrative claim with a local, state or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, including, but not limited to, the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission, the National Labor Relations Board or the Workers’ Compensation Board. However, Executive may not pursue court action regarding any such claim, except as permitted by law.

Executive acknowledges and agrees that Executive is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Executive further acknowledges and agrees that Executive has carefully read this Agreement and that Executive has asked any questions needed for Executive to understand the terms, consequences and binding effect of this Agreement and fully understands it, including that EXECUTIVE IS WAIVING EXECUTIVE’S RIGHT TO A JURY TRIAL. Finally, Executive agrees that Executive has been provided an opportunity to seek the advice of an attorney of Executive’s choice before signing this Agreement.

11.	Section 409A

Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to Executive, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the final regulations and any guidance promulgated thereunder (“Section 409A”) will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Executive has a “separation from service” within the meaning of Section 409A. Each payment and benefit payable under this Agreement is intended to constitute a separation payment under Treasury Regulation Section 1.409A-2(b)(2).

Notwithstanding any provision to the contrary in this Agreement, in order to comply with Section 409A, if necessary, no payment or benefit to which Executive otherwise becomes entitled under this Agreement in connection with the termination of Executive’s employment, shall be made or provided to Executive prior to the earlier of (i) the expiration of the six month period measured from the date of Executive’s “separation from service” with the Company (as such term is defined in Treasury Regulations issued under Code Section 409A) or (ii) the date of Executive’s death, if Executive is deemed at the time of such separation from service to be a “specified employee” within the meaning of Code Section 409A and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409(A)(a)(2). Upon the expiration of the applicable Code Section 409(a)(2) deferral period, if any, all payments and benefits deferred pursuant to this Section 11 (whether they would have otherwise been payable in a single sum or in installments in the absence of such deferral) shall be paid or reimbursed to Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

12.	Counterparts

This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument.

13.	Choice of Law

The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

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IN WITNESS WHEREOF, the parties, intending to be legally bound, have executed this Executive Chair Agreement as of the dates set forth below.

CAREDX, INC.

DATED: October 29, 2020	/s/ Fred E. Cohen, M.D., D. Phil
By: Fred E. Cohen, M.D., D. Phil
Title: Chair, Compensation Committee of the Board of Directors

EXECUTIVE

DATED: October 29, 2020	/s/ Peter K. Maag, Ph.D.
Peter K. Maag, Ph.D.